Exhibit 99.1

NEWS BULLETIN	RE:	INNSUITES HOSPITALITY TRUST
FROM		INNSUITES HOTEL CENTRE
INNSUITES HOSPITALITY TRUST		1625 E. NORTHERN AVENUE, # 105
NYSE MKT:IHT		Phoenix, Arizona 85020
FISCAL 2015		Phone: 602-944-1500
IBC Grows to 4,200 Hotels, Partners with INNJOY and Expands Credit Card Financing

FOR FURTHER INFORMATION:

Marc Berg, Executive Vice President

602-944-1500

email: mberg@innsuites.com

Phoenix, AZ, May 30, 2014 - InnSuites Hospitality Trust (NYSE MKT:IHT)

InnDependent Boutique Collection (IBC Hotels, Inc.), a division of InnSuites® Hospitality Trust, now serves 4,200 independent properties with 370,000 rooms by providing a supplemental low-cost Branding and Reservations revenue channel. IBC Hotels is a hotbed-growing network of like-minded independent hotels working together and referring business to each other. The booking system and loyalty program, InnDependent InnCentives, allows hoteliers to flex their power in numbers, a first for many of these hotels.

A partnership with INNJOY connects IBC’s 4,200 independent hotel members worldwide to INNJOY Travel’s quickly growing activity-based traveler network.  IBC Hotel caters to savvy travelers that thrive on unique experiences, making the partnership with INNJOYtravel.com a natural fit.

“We are pleased to grow along with IBC Hotels’ properties,” said Jason McKee, President of INNJOY Travel, LLC. “The ability to offer our travelers the diversity and selection of IBC Hotels, Inc. along with our proprietary matching system of experiences, this partnership offers an unprecedented booking system in the travel space.”

Developed on a mobile platform, INNJOYtravel.com, is a content based travel site that markets lodging providers to consumers by matching activities and common interests rather than by price or brand. Consumers book directly with IBC Hotels, which improves the guest experience and profitability of lodging partners.

“Our mission at IBC Hotels is to continually drive cost-effective bookings for independent hotels,” says Pamela Barnhill, President and COO of InnSuites Hospitality Trust. “The synergy between INNJOY Travel and IBC Hotels creates powerful opportunities for both companies. This agreement is one of the benefits we bring to the table for our member hotels that would be difficult to accomplish as standalone properties.”

On May 21, 2014, InnSuites Hospitality Trust (NYSE MKT:IHT) through one its subsidiaries, entered into a short-term $421,792 credit card advance financing business loan with American Express Bank, FSB. The funds will be used for working capital.

IBC was founded by Independent Hoteliers and knows what it means to run a hotel independently and the challenges it bears. "Solutions for Independent Hoteliers by Independent Hoteliers"™. For more information, please visit: www.ibchotels.com or call 1 (602) 944-1500.

With the exception of historical information, the matters discussed in this news release may include "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance due to numerous risks and uncertainties and are described in greater detail in our filings with the Securities and Exchange Commission. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained.

For more information visit www.innsuitestrust.com or www.sec.gov